UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 25, 2009
The SCO Group, Inc.
(Exact name of registrant as specified in its charter)

Delaware	0-29911	87-0662823

(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)
355 South 520 West
Lindon, Utah 84042
(Address of principal executive offices, including Zip Code)
Registrant’s telephone number, including area code: (801) 765-4999
N/A
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.
     On September 14, 2007, The SCO Group, Inc. and its wholly owned subsidiary, SCO Operations, Inc. (collectively, the “Debtors”), filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”). The Debtors’ Chapter 11 cases are being jointly administered under Case No. 07-11337(KG).
     On July 27, 2009, the Bankruptcy Court held a hearing and took evidence on cross-motions consisting of (a) the Debtor’s Motion for the Sale of Property Outside the Ordinary Course of Business Free and Clear of Interest and for Approval of Assumption and Assignment of Executor Contracts and Unexpired Leases in Conjunction with Sale (the “Sale Motion”), and (b) the Motions of Novell, IBM and the Office of the United States Trustee for conversion of Debtors’ reorganization under Chapter 11 to a liquidation proceeding under Chapter 7 of the Bankruptcy Code (collectively, the “Conversion Motions”).
     On August 5, 2009, the Bankruptcy Court issued its Memorandum Opinion, and denied all of the Conversion Motions and the Sale Motion. Instead, the Bankruptcy Court opted to appoint a Chapter 11 Trustee, and entered an Order directing the Office of the United States Trustee to do so. Pursuant to this Order, the Office of the United States Trustee would select, and the Bankruptcy Court would thereafter consider and approve, a Chapter 11 Trustee.
     On August 25, 2009, the Bankruptcy Court issued its order approving the appointment of Edward N. Cahn, Esquire, as Chapter 11 Trustee. Mr. Cahn is a former chief U.S. district judge for the Eastern District of Pennsylvania. He has extensive experience in the area of complex litigation, including intellectual property. Mr. Cahn received an honorary doctorate from Lehigh University in 2002. He was a Tresolini Lecturer in Law at Lehigh University. Mr. Cahn holds degrees from Yale Law School and Lehigh University, where he graduated magna cum laude.
     Pursuant to the Bankruptcy Code, and subject to the supervision and approval of the Bankruptcy Court, the Chapter 11 Trustee will have authority over the Debtors’ assets and affairs and the future course of the Debtors’ litigation against Novell, IBM. et al.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 28, 2009

THE SCO GROUP, INC.
By:	/s/ Kenneth R. Nielsen
	Name:	Kenneth R. Nielsen
	Title:	Chief Financial Officer